Exhibit 99.1

Valley Financial Corporation

____________________________________________________________________________

FOR RELEASE 4:00 p.m. February 2, 2009

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES 2008 EARNINGS OF $1.7 MILLION AND FOURTH QUARTER

NET LOAN GROWTH OF $39 MILLION

ROANOKE, VIRGINIA. February 2, 2009 -- Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the year ended December 31, 2008.

For the year ended December 31, 2008, Valley Financial reported net income of $1,676,000 compared with $2,928,000 for the same twelve months of 2007, a 43% decrease. Valley Financial’s earnings for the year produced an annualized return on average total assets of 0.27% and an annualized return on average shareholders’ equity of 3.87%, compared to prior year ratios of 0.50% and 8.03%, respectively. Diluted earnings per share were down 49% from $0.68 in 2007 to $0.35 in 2008. Diluted earnings per share are calculated using net income available to common shareholders of $1,632,000 for the year ended December 31, 2008. The Company’s earnings for 2008 were adversely affected by specific and general reserves taken in response to the unprecedented turbulence in the financial markets and economy that continue to impact asset quality. The Company’s loan loss provision was $3,323,000 for the year ended December 31, 2008, as compared to $1,250,000 for the same period last year.

For the three months ended December 31, 2008, Valley Financial reported net loss of $477,000 compared to net income of $925,000 for the same three months of 2007. Return on average total assets was (0.29%) for the quarter and return on average shareholders equity was (4.03%) compared with 0.62% and 9.06% respectively, for the same period in 2007. The provision for loan losses was $2,209,000 for the quarter ended December 31, 2008, as compared to ($74,000) for the same period of 2007.

Ellis L. Gutshall, President and CEO, stated, “As of December 31, 2008, total non-performing assets amounted to $10,012,000 or 1.48% of total assets, compared to $7,474,000, or 1.24% of total assets as of December 31, 2007, representing a $2,538,000 or 34% increase year over year. These non-performing assets, many of which have not yet resulted in actual losses, are deemed to be impaired. Included in our provision for the fourth quarter of 2008 are specific reserves of $1,717,000 and $492,000 in general reserves and we feel these reserves are prudent given the uncertainty surrounding the current state of the economy. The Company’s allowance for loan losses stood at 1.37% of total loans at December 31, 2008 as compared to 1.00% as of December 31, 2007. The Company actually recorded net recoveries for the quarter ended December 31, 2008 of $4,600. We anticipate provisioning levels to continue to be elevated for 2009 and the levels will depend on the depth and length of the current recession.”

At December 31, 2008, Valley Financial’s total assets were $674,479,000, total deposits were $466,335,000, total loans stood at $553,046,000 and total shareholders' equity was $58,505,000. Compared with December 31, 2007, the Company experienced increases of $73,512,000 or 12% in total assets, $33,882,000 or 8% in total deposits and $65,882,000 or 14% in total loans over the twelve-month period.

Ellis L. Gutshall, President and CEO, stated “While our competitors may be pulling back on issuing credit, we at Valley Bank continue to experience strong loan demand and strong core deposit growth from customers who prefer dealing with a local, established community bank. The Company issued $16,019,000 in preferred stock to the U. S. Treasury Department in mid-December. As a result, during the fourth quarter our loan portfolio grew at a rate equal to over four times the growth rate for the first nine months of the year. We recorded $38,728,000 in net loan growth for the quarter as compared to $27,153,000 for the first three quarters of 2008 combined.”

The Company’s net interest margin was 2.90% for the year ended December 31, 2008, up 6 basis points compared to the 2.84% reported for the same period last year. The net interest margin for the fourth quarter was 2.93% up 12 basis points as compared to 2.81% in the fourth quarter of last year. Gutshall stated, “We continue to be pleased with the positive movement in our net interest margin during this period of considerable pressure due to the significant reduction in the fed funds rate during 2008 as well as increased intense competition for deposits. Many of our competitors are struggling to meet funding and liquidity needs and, as a result, continue to raise deposits at inflated costs, despite the declining interest rate environment.”

Gutshall further stated, “The fourth quarter was the most challenging in our company's history and we are obviously disappointed to report a net loss for the quarter. The severe economic downturn is taking its toll on many of our business customers, especially those in the automobile and real estate industries, and there is no quick fix for the credit quality issues that are plaguing the financial services industry. As a result, we feel it is only prudent to take a more aggressive approach in our overall provisioning for loan and lease losses as we head into 2009. We remain confident in our ability to navigate through the effects of the current economic and financial environment.”

Valley Financial’s already strong capital base was enhanced during the fourth quarter of 2008 by $16,019,000 in proceeds from the US Treasury Capital Purchase Program. The Company’s total risk-based capital ratio was 14.4% at December 31, 2008 compared to 12.0% at September 30, 2008. This ratio is well in excess of the 10% regulatory minimum to be categorized as well-capitalized. Gutshall stated “We have already begun the implementation of our strategic initiatives to deploy this new capital in the form of new lending to businesses and individuals, including an increased emphasis on home mortgage lending. In addition to our lending initiatives, we plan to continue to pursue opportunities to support the mortgage industry through our investment in high-quality mortgaged-backed securities and to support municipalities through our investment in their general obligation debt instruments. We are extremely proud that the U.S. Treasury chose to make an investment in Valley Financial Corporation and are pleased to be among the group of banks to complete the transaction. The capital purchase program was established by the U.S. Treasury to attract participation by healthy financial institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

	Three Months Ended 12/31/08 (unaudited)	Twelve Months Ended 12/31/08 (unaudited)
Net interest income, non tax-equivalent	$4,560	$17,199

Less: tax-exempt interest income	(85)	(378)
Add: tax-equivalent of tax-exempt interest income	129	573

Net interest income, tax-equivalent	$4,604	$17,394

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except per share amounts)

	December 31 2008 (unaudited)		December 31 2007
Total assets	$674,479	$	$ 600,967
Total loans	553,046		487,164
Investments	92,851		81,085
Deposits	466,335		432,453
Borrowed funds	143,515		121,078
Shareholders’ equity	58,505		40,716
Non-performing assets to total assets	1.48%		1.24%
Loans past due more than 90 days to total loans	0.01%		0.00%
Allowance for loan losses to total loans	1.37%		1.00%
Book value per common share, exclusive of accumulated other comprehensive income (loss)	$8.98		$8.86

VALLEY FINANCIAL CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)
	For the Three Months Ended		For the Year Ended
	December 31		December 31
	2008 (unaudited)	2007	2008 (unaudited)	2007
Interest income	$8,877	$9,775	$36,117	$38,993
Interest expense	4,317	5,820	18,918	23,393
Net interest income	4,560	3,955	17,199	15,600
Provision for loan losses	2,209	(74)	3,323	1,250
Net interest income after provision for loan losses	2,351	4,029	13,876	14,350
Noninterest income	545	557	2,411	2,326
Noninterest expense	3,624	2,923	14,034	12,699
Net income before taxes	(728)	1,663	2,253	3,977
Provision for income taxes	(251)	738	577	1,049
Net income/(loss)	$(477)	$925	$1,676	$2,928
Preferred dividend	44	-	44	-
Net income/(loss) available to common shareholders	($521)	$925	$1,632	$2,928
Basic net income/(loss) per share	($0.11)	$0.20	$0.35	$0.69
Diluted net income/(loss) per share	($0.11)	$0.20	$0.35	$0.68
Return on average total assets	(0.29%)	0.62%	0.27%	0.50%
Return on average total equity	(4.03%)	9.06%	3.87%	8.03%
Yield on earning assets (TEY)	5.67%	6.89%	6.05%	7.03%
Cost of funds	2.85%	4.23%	3.26%	4.31%
Net interest margin (TEY)	2.93%	2.81%	2.90%	2.84%
Overhead efficiency ratio	69.47%	72.41%	69.86%	68.88%
Net charge-offs/average loans	0.00%	0.08%	0.12%	0.42%